Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES SECOND QUARTER 2026

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 29, 2026 - Covenant Logistics Group, Inc. (NYSE: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the second quarter ended June 30, 2026. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, July 30, 2026.

Chairman and Chief Executive Officer David R. Parker commented, “Our second quarter earnings were $0.32 per diluted share, or $0.42 per diluted share on a non-GAAP adjusted basis. We made constructive changes on the revenue side of the business, but our costs disappointed us in the quarter. Our strategy remains to pursue durable margin improvement during the current freight market upcycle through committed contracts that phase in over the next several quarters.

“The freight market strengthened sequentially throughout the quarter, and our team did a good job of capitalizing on opportunities to improve the quality of our Combined Truckload revenue. During the quarter, we moved approximately 15% of our Expedited fleet from uncommitted freight to attractive committed contracts, expanded our dedicated protein supply chain exposure, reduced general commodity freight, and implemented rate increases for certain customers who fell short of our profitability requirements. These actions led to a 5.9% increase in Combined Truckload average freight revenue per tractor per week, consisting of a 15.1% increase in freight revenue per total mile, offset by an 8.0% decrease in average miles per unit. Over half the increase in freight revenue per total mile came from mix shift among business units, with the balance coming from rate increases. Our fleet size was down 3.3% sequentially and is expected to hold approximately steady into the stronger market.   Our goal is to have substantially all our asset-based business under long-term dedicated or other committed contracts by the end of this freight market upcycle. Consistent with our strategy that lowered volatility during the recent freight market downturn, we intend to patiently pursue the customers and markets that help us create sustainable long-term value.

“Combined Truckload margins failed to expand due to pressure from equipment and maintenance, insurance and claims, driver expense, and general overhead that has not reduced as quickly as our tractor count over the past year. Maintenance and insurance claims together were approximately 8 cents per diluted share higher than our expectations and historical averages and are not expected to continue at this elevated level.  The excess maintenance and insurance claims expense more than offset an approximately 3 cents per diluted share benefit from a lower tax rate and interest income from a compensation plan, neither of which is expected to occur in the third quarter.

“Managed Freight experienced early cycle margin compression due to capacity costs rising faster than revenue per load, which lowered gross margin.  This is typical early in the cycle because capacity is sourced in the spot market and most of our freight rates are contractual.  Additionally, last year’s quarter included the benefit of a surge contract that was discontinued.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $5.3 million, or $0.16 per share, compared to $4.3 million, or $0.12 per share, in the 2025 quarter.  TEL’s results benefited from higher equipment sale gains.”

Second Quarter Financial Performance:

	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except per share information)	2026	2025	2026	2025
Total Revenue	$332,873	$302,854	$640,034	$572,209
Freight Revenue, Excludes Fuel Surcharge	$294,693	$276,532	$576,618	$519,751
Operating Income	$8,841	$11,563	$15,123	$19,190
Adjusted Operating Income (1)	$12,169	$15,019	$21,779	$25,876
Operating Ratio	97.3%	96.2%	97.6%	96.6%
Adjusted Operating Ratio (1)	95.9%	94.6%	96.2%	95.0%
Net Income	$8,535	$9,840	$12,955	$16,403
Adjusted Net Income (1)	$11,201	$12,415	$17,980	$21,384
Earnings per Diluted Share	$0.32	$0.36	$0.49	$0.60
Adjusted Earnings per Diluted Share (1)	$0.42	$0.45	$0.68	$0.78

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except statistical information)	2026	2025	2026	2025
Combined Truckload
Total Revenue	$205,786	$199,577	$393,880	$387,879
Freight Revenue, excludes Fuel Surcharge	$167,762	$173,395	$330,775	$335,724
Segment Operating Income (1)	$16,164	$13,679	$24,572	$21,316
Adj. Seg. Operating Income (2)	$8,651	$9,590	$13,462	$15,799
Segment Operating Ratio (1)	92.1%	93.1%	93.8%	94.5%
Adj. Seg. Operating Ratio (2)	94.8%	94.5%	95.9%	95.3%
Average Freight Revenue per Tractor per Week	$5,870	$5,543	$5,720	$5,480
Average Freight Revenue per Total Mile	$2.90	$2.52	$2.83	$2.52
Average Miles per Tractor per Period	26,337	28,620	52,284	56,146
Weighted Average Tractors for Period	2,199	2,406	2,237	2,369

Expedited
Total Revenue	$93,420	$97,300	$178,091	$191,993
Freight Revenue, excludes Fuel Surcharge	$73,742	$83,229	$145,691	$163,478
Segment Operating Income (1)	$8,386	$7,466	$11,207	$13,056
Adj. Seg. Operating Income (2)	$3,955	$5,077	$4,638	$9,731
Segment Operating Ratio (1)	91.0%	92.3%	93.7%	93.2%
Adj. Seg. Operating Ratio (2)	94.6%	93.9%	96.8%	94.0%
Average Freight Revenue per Tractor per Week	$7,949	$7,442	$7,629	$7,383
Average Freight Revenue per Total Mile	$2.36	$2.11	$2.28	$2.12
Average Miles per Tractor per Period	43,868	45,754	86,618	90,018
Weighted Average Tractors for Period	714	860	739	856

Dedicated
Total Revenue	$112,366	$102,277	$215,789	$195,886
Freight Revenue, excludes Fuel Surcharge	$94,020	$90,166	$185,084	$172,246
Segment Operating Income (1)	$7,778	$6,213	$13,365	$8,260
Adj. Seg. Operating Income (2)	$4,696	$4,513	$8,824	$6,068
Segment Operating Ratio (1)	93.1%	93.9%	93.8%	95.8%
Adj. Seg. Operating Ratio (2)	95.0%	95.0%	95.2%	96.5%
Average Freight Revenue per Tractor per Week	$4,870	$4,486	$4,778	$4,403
Average Freight Revenue per Total Mile	$3.53	$3.06	$3.49	$3.08
Average Miles per Tractor per Period	17,913	19,085	35,356	36,974
Weighted Average Tractors for Period	1,485	1,546	1,498	1,513

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, impairment of goodwill, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President commented on Combined Truckload operations, “For the quarter, total revenue in our truckload operations increased 3.1%, to $205.8 million.  The increase in total revenue consisted of $11.8 million more fuel surcharge revenue, which varies with the cost of fuel, offset by $5.6 million less freight revenue. The reduction in freight revenue is largely attributable to an 8.6% decrease in the average fleet size, offset with the improvements to pricing and freight mix discussed earlier.

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $9.5 million, or 11.4%. Average total tractors decreased by 146 units or 17.0% to 714, compared to 860 in the prior year quarter. Average freight revenue per tractor per week increased 6.8% compared to the prior year quarter, as a result of an 11.4% increase in revenue per total mile, partially offset by an approximately 4.2% decline in miles per average tractor. During the quarter, we converted approximately 15% of our Expedited fleet to multi-year committed capacity contracts and reduced a portion of the fleet serving customers with commoditized freight. As we progress throughout this cycle, our focus for our Expedited fleet is to serve customers who truly need our teams and are willing to agree to multi-year agreements as a sign of their commitment.

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $3.9 million, or 4.3%. Average total tractors decreased by 61 units or 3.9% to 1,485, compared to 1,546 in the prior year quarter. Average freight revenue per tractor per week increased 8.6% as a result of the expansion of our agricultural protein-related business and exiting non-specialized dedicated business that has struggled to meet profitability thresholds.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Our combined truckload operating expenses increased approximately $0.38 per total mile, or 16%, on a non-GAAP adjusted basis, primarily reflecting business mix changes from the prior-year quarter and slightly outpacing combined Truckload freight revenue per total mile increase of 15.1%. As our high-mileage, capital-intensive Expedited fleet has been reduced, our more specialized agricultural-related protein fleet within Dedicated has grown. This mix shift has produced a combined truckload fleet with more consistent and predictable volumes, but fewer miles per tractor, resulting in higher revenue and cost to serve on a per-total-mile basis. In addition to business mix, operating costs were elevated during the quarter, especially related to maintenance and insurance claims expense, which surged beyond our expectations and historical averages during the quarter.  Going forward, we anticipate these costs to be more in line with our expectations, although given our level of risk retention, insurance and claims expense may vary from quarter to quarter.”

Managed Freight Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2026	2025	2026	2025
Freight Revenue	$99,542	$77,550	$190,273	$134,400
Segment Operating Income (1)	$1,739	$4,462	$5,442	$8,002
Adj. Seg. Operating Income (2)	$2,633	$4,171	$6,220	$7,520
Segment Operating Ratio (1)	98.3%	94.2%	97.1%	94.0%
Adj. Seg. Operating Ratio (2)	97.4%	94.6%	96.7%	94.4%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

“For the quarter, Managed Freight grew freight revenue by 28.4% year over year increase, primarily attributable to the integration of assets acquired during the fourth quarter of 2025. However, the segment operating ratio and adjusted segment operating ratio were negatively impacted compared to the same quarter last year due to heightened costs associated with securing capacity, currently outpacing our ability to capture contractual rate increases with certain of our customers. Additionally, the 2025 quarter included the benefit of a surge contract in Managed Freight that was discontinued. As supply continues to exit the freight market, sourcing quality carrier capacity below contractual freight pricing remains challenging, despite the implementation of numerous rate increases. Additionally, higher insurance and claims expense has become a greater risk in Managed Freight after the Supreme Court’s recent Montgomery decision.

Warehousing Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2026	2025	2026	2025
Freight Revenue	$26,722	$25,587	$54,274	$49,627
Segment Operating Income (1)	$1,574	$1,916	$3,352	$3,760
Adj. Seg. Operating Income (2)	$885	$1,258	$2,097	$2,557
Segment Operating Ratio (1)	94.1%	92.6%	93.9%	92.5%
Adj. Seg. Operating Ratio (2)	96.7%	95.1%	96.1%	94.8%

(1)
Segment operating income and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(2)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased $1.1 million, primarily from onboarding a significant new customer in the fourth quarter of 2025. Segment operating income and adjusted segment operating income were comparable to the prior year period because new business startup expenses and operational inefficiencies more than offset the additional revenue.  Looking ahead, our focus will be on returning this segment to high single digit margins through the combination of rate increases and cost reductions.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At June 30, 2026, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), decreased by $6.9 million to approximately $289.7 million as compared to December 31, 2025. In addition, our net indebtedness to total capitalization decreased to 41.2% at June 30, 2026, from 42.3% at December 31, 2025.

“At June 30, 2026, we had cash and cash equivalents totaling $2.6 million. Under our ABL credit facility, we had $51.0 million in outstanding borrowings, undrawn letters of credit outstanding of $19.9 million, and immediate available borrowing capacity of $59.1 million.

“At the end of the quarter, we had $0.3 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors increased to 26 months compared to 22 months a year ago. Given the mix change between our high mileage expedited fleet and lower mileage dedicated fleets, going forward, we anticipate the average age of our tractors to range from 25 to 28 months.

“Our net capital expenditures for the first half of the year were less than $1.0 million, as proceeds from fleet downsizing and selling excess used equipment kept pace with the investment in new replacement equipment. For the balance of 2026, our expectations for net capital equipment expenditures range from $50 million to $60 million.”

Outlook

Mr. Parker concluded, “We were pleased with the recent progress in our top-line results, despite incurring higher costs to serve our customers. Based on our growing pipeline of customer demand, we expect our fleet count to stabilize, our fleet percentage under dedicated and committed capacity contracts to grow, and our margins to expand gradually. Most of our Combined Truckload fleet is under dedicated or similar committed capacity contracts, which will extend our renewal cycle compared with companies that operate largely in the uncommitted market. In the near term, approximately 40% of our Expedited fleet and 25% of our Dedicated fleet are operating under contracts that renew over the next 12 months, with many of these contracts being our least profitable. Additionally, we are intensely focused on reducing overhead and other controllable costs as a percentage of revenue. Despite our safety efforts, insurance and claims expense is expected to remain volatile due to high retention levels, the unpredictability of so-called nuclear verdicts in our industry, and the potential for higher costs and expansion of liability to Managed Freight operations after the Montgomery decision. For the third quarter of 2026, we expect a modest sequential increase to earnings per share as anticipated operating margin improvement is partially offset by the absence of higher TEL equipment sales, lower income tax rate, and interest income that benefitted the second quarter.  In the longer term, we are confident in our ability to grow revenue and materially improve our Combined Truckload operating margin as we continue offering world-class service to our customers and proactively reallocate assets to operations that we believe will enhance margins and returns.

Conference Call Information

The Company will host a live conference call tomorrow, July 30, 2026, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

About Covenant Logistics Group
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income, segment operating income, operating ratio, segment operating ratio, net income, and earnings per diluted share, we use adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share are not substitutes for operating income, segment operating income, operating ratio, segment operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income, segment operating income, operating ratio, segment operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income, adjusted segment operating income, adjusted operating ratio, adjusted segment operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “continue,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” “strategy,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to equipment age, net capital equipment expenditures and related priorities, benefits, and returns, capital allocation alternatives, expectations for the general freight market, including rates and capacity, our ability to achieve our desired business mix, future margin and return on capital, future expenses, including maintenance and insurance and claims, progress toward our strategic goals and the expected impact of achieving such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Global conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight reportable segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims, have exposure outside of our insurance coverage, could be uninsured or underinsured, and have additional exposure following the Supreme Court's recent Montgomery decision, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of a captive insurance company could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees or employees of related businesses could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; Receipt of an unfavorable Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with and changes to various environmental laws and regulations; Regulatory changes related to climate change could increase our costs significantly; Changes to trade regulation, export controls, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Conflicting views on environmental and societal matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; A large-scale outbreak of avian flu or related illness among the nation’s poultry flock may adversely affect the revenues of our Dedicated segment; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; Changes in taxation could lead to an increase of our tax exposure; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000s, except per share data)	2026	2025	% Change	2026	2025	% Change
Revenues
Freight revenue	$294,693	$276,532	6.6%	$576,618	$519,751	10.9%
Fuel surcharge revenue	38,180	26,322	45.0%	63,416	52,458	20.9%
Total revenue	$332,873	$302,854	9.9%	$640,034	$572,209	11.9%

Operating expenses:
Salaries, wages, and related expenses	110,134	109,148		219,402	214,100
Fuel expense	37,850	27,989		66,147	56,157
Operations and maintenance	18,766	17,066		36,680	32,816
Revenue equipment rentals and purchased transportation	98,724	76,791		187,942	133,596
Operating taxes and licenses	3,026	3,436		6,015	7,022
Insurance and claims	18,138	17,307		30,784	32,590
Communications and utilities	1,877	1,481		3,911	2,949
General supplies and expenses	12,399	14,657		26,598	28,252
Depreciation and amortization	22,819	23,121		46,795	44,916
Loss on disposition of property and equipment, net	299	295		637	621
Total operating expenses	324,032	291,291		624,911	553,019
Operating income	8,841	11,563		15,123	19,190
Interest expense, net	2,981	2,470		6,867	5,327
Income from equity method investment	(5,265)	(4,268)		(8,952)	(8,044)
Income from continuing operations before income taxes	11,125	13,361		17,208	21,907
Income tax expense	2,590	3,521		4,253	5,504
Net income	$8,535	$9,840		$12,955	$16,403

Basic earnings per share (1)
Income from continuing operations	$0.34	$0.38		$0.52	$0.62
Diluted earnings per share (1)
Income from continuing operations	$0.32	$0.36		$0.49	$0.60
Basic weighted average shares outstanding (000s)	25,215	26,041		25,149	26,295
Diluted weighted average shares outstanding (000s)	26,589	27,228		26,529	27,564

	Segment Freight Revenues
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000's)	2026	2025	% Change	2026	2025	% Change
Expedited - Truckload	$73,742	$83,229	(11.4%)	$145,691	$163,478	(10.9%)
Dedicated - Truckload	94,020	90,166	4.3%	185,084	172,246	7.5%
Combined Truckload	167,762	173,395	(3.2%)	330,775	335,724	(1.5%)
Managed Freight	99,542	77,550	28.4%	190,273	134,400	41.6%
Warehousing	26,722	25,587	4.4%	54,274	49,627	9.4%
Other	667	-	100.0%	1,296	-	100.0%
Consolidated Freight Revenue	$294,693	$276,532	6.6%	$576,618	$519,751	10.9%

	Truckload Operating Statistics
	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Average freight revenue per loaded mile	$3.50	$2.96	18.2%	$2.83	$2.97	15.2%
Average freight revenue per total mile	$2.90	$2.52	15.1%	$5,720	$2.52	12.3%
Average freight revenue per tractor per week	$5,870	$5,543	5.9%	$52,284	$5,480	4.4%
Average miles per tractor per period	26,337	28,620	(8.0%)	2,237	56,146	(6.9%)
Weighted avg. tractors for period	2,199	2,406	(8.6%)	2,202	2,369	(5.6%)
Tractors at end of period	2,202	2,401	(8.3%)	7,142	2,401	(8.3%)
Trailers at end of period	7,142	6,639	7.6%	2.83	6,639	7.6%

	Selected Balance Sheet Data
($s in '000's, except per share data)	6/30/2026	12/31/2025
Total assets	$1,005,765	$1,047,548
Total stockholders' equity	$412,873	$403,997
Total indebtedness, comprised of total debt and finance leases, net of cash	$289,686	$296,297
Net Indebtedness to Capitalization Ratio	41.2%	42.3%
Tangible book value per end-of-quarter basic share	$9.18	$8.69

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)
(Dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
GAAP Presentation	2026	2025	bps Change	2026	2025	bps Change
Total revenue	$332,873	$302,854		$640,034	$572,209
Total operating expenses	324,032	291,291		624,911	553,019
Operating income	$8,841	$11,563		$15,123	$19,190
Operating ratio	97.3%	96.2%	110	97.6%	96.6%	100

Non-GAAP Presentation	2026	2025	bps Change	2026	2025	bps Change
Total revenue	$332,873	$302,854		$640,034	$572,209
Fuel surcharge revenue	(38,180)	(26,322)		(63,416)	(52,458)
Freight revenue (total revenue, excluding fuel surcharge)	294,693	276,532		576,618	519,751

Total operating income	8,841	11,563		15,123	19,190
Adjusted for:
Amortization of intangibles (2)	3,000	2,746		6,000	5,117
Contingent consideration liability adjustment	328	710		656	1,420
Transaction costs	-	-		-	149
Adjusted operating income	12,169	15,019		21,779	25,876
Adjusted operating ratio	95.9%	94.6%	130	96.2%	95.0%	120
(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP adjusted operating income and adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited) Adjusted Net Income and Adjusted EPS (1)
(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP Presentation - Net income	$8,535	$9,840	$12,955	$16,403
Adjusted for:
Amortization of intangibles (2)	3,000	2,746	6,000	5,117
Contingent consideration liability adjustment	328	710	656	1,420
Transaction costs	-	-	-	149
Total adjustments before taxes	3,328	3,456	6,656	6,686
Provision for income tax expense at effective rate	(662)	(881)	(1,631)	(1,705)
Tax effected adjustments	$2,666	$2,575	$5,025	$4,981
Non-GAAP Presentation - Adjusted net income	$11,201	$12,415	$17,980	$21,384

GAAP Presentation - Diluted earnings per share ("EPS")	$0.32	$0.36	$0.49	$0.60
Adjusted for:
Amortization of intangibles (2)	0.11	0.10	0.23	0.19
Contingent consideration liability adjustment	0.01	0.03	0.02	0.05
Transaction costs	-	-	-	0.01
Total adjustments before taxes	0.12	0.13	0.25	0.25
Provision for income tax expense at effective rate	(0.02)	(0.04)	(0.06)	(0.07)
Tax effected adjustments	$0.10	$0.09	$0.19	$0.18
Non-GAAP Presentation - Adjusted EPS(3)	$0.42	$0.45	$0.68	$0.78

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)	Total may not sum due to rounding.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended June 30,
GAAP Presentation	2026					2025
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$93,420	$112,366	$205,786	$99,542	$26,878	$97,300	$102,277	$199,577	$77,550	$25,727
Total segment operating expenses (2)	85,034	104,588	189,622	97,803	25,304	89,834	96,064	185,898	73,088	23,811
Segment operating income (2)	$8,386	$7,778	$16,164	$1,739	$1,574	$7,466	$6,213	$13,679	$4,462	$1,916
Segment operating ratio (2)	91.0%	93.1%	92.1%	98.3%	94.1%	92.3%	93.9%	93.1%	94.2%	92.6%

Non-GAAP Presentation
Total revenue	$93,420	$112,366	$205,786	$99,542	$26,878	$97,300	$102,277	$199,577	$77,550	$25,727
Fuel surcharge revenue	(19,678)	(18,346)	(38,024)	-	(156)	(14,071)	(12,111)	(26,182)	-	(140)
Freight revenue (total revenue, excluding fuel surcharge)	73,742	94,020	167,762	99,542	26,722	83,229	90,166	173,395	77,550	25,587

Total segment operating income (2)	$8,386	$7,778	16,164	$1,739	$1,574	$7,466	$6,213	13,679	$4,462	$1,916
Adjusted for:
Other (3)	(4,431)	(3,082)	(7,513)	894	(689)	(2,389)	(1,700)	(4,089)	(291)	(658)
Adjusted segment operating income	3,955	4,696	8,651	2,633	885	5,077	4,513	9,590	4,171	1,258
Adjusted segment operating ratio	94.6%	95.0%	94.8%	97.4%	96.7%	93.9%	95.0%	94.5%	94.6%	95.1%

	Six Months Ended June 30,
GAAP Presentation	2026					2025
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$178,091	$215,789	$393,880	$190,273	$54,585	$191,993	$195,886	$387,879	$134,400	$49,930
Total segment operating expenses (2)	166,884	202,424	369,308	184,831	51,233	178,937	187,626	366,563	126,398	46,170
Segment operating income (2)	$11,207	$13,365	$24,572	$5,442	$3,352	$13,056	$8,260	$21,316	$8,002	$3,760
Segment operating ratio (2)	93.7%	93.8%	93.8%	97.1%	93.9%	93.2%	95.8%	94.5%	94.0%	92.5%

Non-GAAP Presentation
Total revenue	$178,091	$215,789	$393,880	$190,273	$54,585	$191,993	$195,886	$387,879	$134,400	$49,930
Fuel surcharge revenue	(32,400)	(30,705)	(63,105)	-	(311)	(28,515)	(23,640)	(52,155)	-	(303)
Freight revenue (total revenue, excluding fuel surcharge)	145,691	185,084	330,775	190,273	54,274	163,478	172,246	335,724	134,400	49,627

Total segment operating income (2)	$11,207	$13,365	$24,572	$5,442	$3,352	$13,056	$8,260	$21,316	$8,002	$3,760
Adjusted for:
Other (3)	(6,569)	(4,541)	(11,110)	778	(1,255)	(3,325)	(2,341)	(5,666)	(482)	(1,203)
Transaction costs	-	-	-	-	-	-	149	149	-	-
Adjusted segment operating income	4,638	8,824	13,462	6,220	2,097	9,731	6,068	15,799	7,520	2,557
Adjusted segment operating ratio	96.8%	95.2%	95.9%	96.7%	96.1%	94.0%	96.5%	95.3%	94.4%	94.8%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP segment operating income and segment operating ratio to consolidated non-GAAP adjusted segment operating income and adjusted segment operating ratio.

(2)
Segment operating expenses, segment operating income, and segment operating ratio exclude indirect costs not directly attributable to any one reportable segment, amortization of intangible assets, impairment of goodwill, and contingent consideration liability adjustments to match the information our Chief Operating Decision Maker uses to evaluate the operating results of our reportable segments. The prior year periods have been conformed to this presentation.

(3)	Represents indirect costs not directly attributable to any one reportable segment.